Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Powerdyne International Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, issuable pursuant to an equity line	Rule 457(c)	500,000,000	$0.003	$1,500,000	$0.00013810	$207.15
Total Offering Amounts					$1,500,000		$207.15
Total Fee Offsets							$0.00
Net Fee Due							$207.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock of Powerdyne International Inc., Inc. (the “Registrant”) that may become issuable as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock.
(2)	Represents shares of the Registrant’s Common Stock issuable pursuant to the EFA (as defined in the Registration Statement). Such shares will be issued to the Selling Security Holder named in this Registration Statement upon purchase.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.003, based on the average of the high sales price ($0.003) and the low sales price ($0.0025) for the Registrant’s Common Stock as reported by the OTC Markets on November 10, 2025.